                                                                 Exhibit (j)(4)

                     [Letterhead of Deloitte & Touche LLP]



            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement (No. 33-10327) on Form N-1A of our report dated March 26, 2004, relating to the financial statements and financial highlights which appear in the February 29, 2004, Annual Report to Shareholders of the State Street Research Health Sciences Fund (a series of State Street Research Financial Trust), which report is also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ Deloitte & Touche LLP


Boston, Massachusetts
June 28, 2004